Scottish Re Announces Departure of Chief Financial Officer

HAMILTON, Bermuda--(BUSINESS WIRE)--

Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, today announced that Dean E. Miller, Executive Vice President and Chief Financial Officer, will be leaving the company effective May 18, 2007.

"Dean helped guide Scottish Re through a difficult and turbulent period in its history culminating in the successful completion of the $600 million equity investment transaction by MassMutual Capital Partners LLC and affiliates of Cerberus Capital Management, L.P.," said Paul Goldean, Chief Executive Officer of Scottish Re Group Limited. "With the transaction completed we are well positioned for the next chapter in the company's business development and I am grateful to Dean for helping us get to this point. Dean's knowledge of the global life reinsurance business, coupled with his extensive general management and operating experience greatly benefited our company during his tenure. On behalf of the board of directors and the employees of Scottish Re, we thank Dean for his service and wish him every success in his future endeavors."

Scottish Re intends to announce the appointment of a successor to Mr. Miller shortly.

About Scottish Re Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.
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Source: Scottish Re Group Limited

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Contact: Scottish Re Group Limited, Hamilton
Rayissa Palmer, 704-752-3422